NEWS RELEASE

MAXWELL SHOE COMPANY BOARD OF DIRECTORS REJECTS

JONES APPAREL GROUP’S UNSOLICITED PROPOSAL

HYDE PARK, Mass. – March 12, 2004 – Maxwell Shoe Company Inc. (NASDAQ: MAXS) announced today that its Board of Directors has unanimously determined to reject Jones Apparel Group, Inc.’s (NYSE: JNY) unsolicited proposal to acquire all of the outstanding shares of Maxwell Shoe Company common stock for $20.00 per share in cash.

After careful consideration, including consultation with independent financial and legal advisors, the Maxwell Shoe Company Board of Directors concluded that Jones’s proposal was financially inadequate and not in the best interest of Maxwell Shoe Company stockholders. The Board noted its belief that the proposal significantly undervalues the strength and diversity of Maxwell Shoe Company’s portfolio of brands and future growth opportunities, and is not consistent with the Board’s objective of enhancing stockholder value.

“Maxwell Shoe Company’s Board and management are focused on building value for our stockholders and, in our view, Jones’s proposal does not recognize the value of our Company. Notably, the marketplace appears to agree,” said Mark Cocozza, Maxwell Shoe Company’s Chairman and Chief Executive Officer.

“Maxwell Shoe Company is one of the industry’s leading footwear manufacturers, with an undisputed track record of delivering on its promises. For 17 consecutive quarters, we have either met, or beat expectations, and we expect 2004 to be another year of industry leading performance. Our portfolio of recognized brands covers a wide variety of footwear categories, distribution channels and price points, making Maxwell Shoe Company a destination resource for retailers. We have an exciting future and are committed to building upon our strengths to grow the Company for the benefit of our stockholders,” continued Mr. Cocozza.

In making its determination to reject Jones’s proposal, Maxwell Shoe Company’s Board of Directors considered, among other things, that:

•	The Company’s independent financial advisors, Lehman Brothers Inc., issued an opinion stating that Jones’s proposal is inadequate to the Company’s stockholders from a financial point of view;

•	The Company’s Board of Directors and senior leadership team believe that they can create stockholder value in excess of Jones’s proposal through the continued execution of its current strategy;

•	Jones’s proposal price represents a premium of only 8.7% over the $18.40 closing price of Maxwell Shoe Company’s common stock the day before Jones publicly announced its proposal on February 25, 2004;

•	Jones’s proposal price is well below the current market price of Maxwell Shoe Company’s common stock. As of March 11, 2004, Maxwell Shoe Company’s stock price closed at $22.20 per share, over $2.00 per share, or 11%, higher than Jones’s proposal;

•	On March 2, 2004, the Company reported record first quarter net sales and earnings, and increased its guidance for fiscal 2004; and

•	Jones’s proposal does not adequately compensate Maxwell Shoe Company stockholders for transferring control of the Company to Jones, or for the value of the synergies that the Board believes Jones would be likely to realize if a transaction were consummated.

The Maxwell Shoe Company Board believes that the Company can create value for its stockholders in excess of Jones’s proposal through the continued execution of its strategic plan. Key elements of the plan include:

•	Growing the Company’s Existing Brands. Since implementing its branded footwear strategy over 20 years ago, Maxwell Shoe Company has consistently achieved annual increases in net sales. The Company believes that its talented design team and disciplined operating focus, combined with a unique ability to correctly interpret footwear trends, will provide a powerful platform for continued growth – leading to stronger relationships with existing customers and new retail opportunities.

•	Expanding The Company’s Portfolio Of Brands. Maxwell Shoe Company has an established track record of integrating and developing footwear brands, as exemplified by the growth in its newest product lines and the growth achieved in its more established brands. To further diversify its brand portfolio and extend its footwear reach, Maxwell Shoe Company will continue to explore license and acquisition opportunities that leverage its core competencies. With its strong balance sheet and financial discipline, Maxwell Shoe Company is well positioned to capture additional growth opportunities as they become available.

As previously announced on March 2, 2004, the Company achieved record first-quarter net sales and earnings and increased its guidance for fiscal 2004. In the quarter ending January 31, 2004, net sales increased 17.3%, operating income rose 41.0%, net income grew 35.0% and diluted earnings per share increased 31.0%. Based on this strong performance, the Company raised its fiscal 2004 earnings per share guidance to $1.18 to $1.22, from its previous guidance of $1.02 to $1.06. It also raised its guidance for net sales to $250 million to $255 million, from its previous guidance of $235 million to $240 million.

Mr. Cocozza continued, “Our year-end and first quarter results demonstrate that we are executing on our strategies and creating momentum for the company going forward. We believe that our strong brands and proven growth strategies will enable us to deliver value to our stockholders substantially in excess of Jones’s proposal.”

Following is a letter sent today from Maxwell Shoe Company Chairman and Chief Executive Officer Mark Cocozza to Peter Boneparth, President and Chief Executive Officer of Jones Apparel Group.

March 12, 2004

Mr. Peter Boneparth

President and Chief Executive Officer

Jones Apparel Group, Inc.

250 Rittenhouse Circle

Bristol, Pennsylvania 19007

Dear Peter:

The Board of Directors of Maxwell Shoe Company has met to consider and discuss Jones Apparel Group’s proposal to acquire all of the outstanding shares of the Company for $20 per share in cash.

After careful consideration, including a thorough review of the proposal with independent financial and legal advisors, the Board has determined to reject your proposal and not to pursue discussions with Jones. Simply put, the Board has unanimously concluded that Jones’s proposal is financially inadequate and fails to provide our stockholders with the value they deserve. Jones’s proposal significantly undervalues our premier franchise in the footwear industry, does not reflect the true value of our unique market position and business prospects, and is not consistent with the Board’s objective of enhancing stockholder value.

As you are no doubt aware, 2003 was a banner year for our Company. Sales and earnings were the best in our history. We achieved a 130 basis point increase in operating margins, while continuing to strengthen the balance sheet. Backlog reached an all-time high, reflecting growth in each of our brands and private-label offerings. This performance validates our branded footwear strategy and demonstrates our solid operating skills.

Through the hard work of our entire team, the momentum achieved last year continued into the first quarter of 2004, with all five of our brands delivering increased sales and market share gains. The success and popularity of our brands has afforded us new growth opportunities, such as product line extensions and further expansion at retail. As a result of our strong performance and positive backlog, we increased our guidance for Fiscal 2004 sales and earnings and now expect 2004 diluted earnings per share to be in the range of $1.18 to $1.22 – an increase of over 20% from the record earnings we achieved last year.

We are confident in our ability to fully realize the value of Maxwell Shoe Company. We have an outstanding employee base and a trusted and seasoned senior management team, and we are well positioned to generate sustainable earnings and sales growth. As 2004 unfolds, we remain focused on continuing to deliver on our promises to stockholders and customers alike.

Sincerely,

/s/ Mark Cocozza

Mark Cocozza

Chairman and Chief Executive Officer

Lehman Brothers Inc. is serving as financial advisor to Maxwell Shoe Company and Gibson, Dunn & Crutcher LLP is serving as legal counsel.

About Maxwell Shoe Company

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS® FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Forward Looking Statement

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic factors, potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture the Company’s goods. The information contained in the press release was accurate only as of the date issued. Investors should not assume that the statements made in this document remain operative at a later time. Maxwell Shoe Company undertakes no obligation to update any information appearing in this release. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Company Contact:	Richard J. Bakos Chief Financial Officer Maxwell Shoe Company (617) 333-4007

Investors:	Lex Flesher MacKenzie Partners, Inc. (212) 929-5397

Allison Malkin Integrated Corporate Relations (203) 222-9013

Media:	Dan Katcher/Barrett Godsey Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449